Exhibit 10(b)

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into as of November 25, 2002 (the “Effective Date”) by and between Wachovia Preferred Funding Holding Corp., a corporation organized under the laws of the State of California (“Participant”), and Wachovia Preferred Funding Corp., a corporation organized under the laws of the State of Delaware (“Assignee”).

RECITALS

WHEREAS, Participant and Wachovia Bank, National Association, a national banking association (“Bank”), entered into a certain Participation Agreement and Agreement for Contribution, of even date herewith (the “Participation Agreement”), pursuant to which Participant is the holder of a 100% participation interest in certain commercial and commercial mortgage real estate loans as set forth therein (the “Participation Interest”);

WHEREAS, Participant now desires to contribute, assign, and transfer all of its right, title, and interest in the Participation Interest, together with all of Participant’s rights and obligations under the Participation Agreement to Assignee in exchange for (i) 30,000,000 shares of Assignee’s 7.25% Non-cumulative Exchangeable Perpetual Series A Preferred Securities, par value $0.01 per share (the “Series A Preferred Securities”), (ii) 40,000,000 shares of Assignee’s Floating Rate Non-cumulative Series B Preferred Securities, par value $0.01 per share (the “Series B Preferred Securities”), and (iii) 4,233,754 shares of Assignee’s Floating Rate Cumulative Series C Preferred Securities, par value $0.01 per share (the “Series C Preferred Securities”, together with the Series A Preferred Securities and the Series B Preferred Securities, collectively, the “Consideration”); and

WHEREAS, Assignee desires to accept the contribution, assignment and transfer of all of Participant’s right, title, and interest in the Participation Interest as a capital contribution and assume the rights and obligations of Participant under the Participation Agreement in exchange for the Consideration.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.    Assignment and Assumption.

(a)    Participant does hereby contribute, assign, and transfer to Assignee (i) all of its right, title and interest in and to the Participation Interest, subject to the terms and conditions of the Participation Agreement, and (ii) all of Participant’s rights and obligations under the Participation Agreement, including, but not limited to, the right to receive the Transferred Amount (as defined in the Participation Agreement) from the Bank (collectively, the “Assigned Interests”).

(b)    Assignee does hereby (i) accept the contribution, assignment, and transfer of the Participation Interest, subject to the terms and conditions of the Participation Agreement, (ii) assume all the rights and obligations of Participant under the Participation Agreement, and (iii) make or affirm, as applicable, on its own behalf the representations and warranties of Participant under the Participation Agreement for the benefit of Bank.

(c)    The parties hereto acknowledge and agree that (i) the assignment of the Assigned Interests shall be effective as of the Effective Date, and (ii) Assignee shall be entitled to all payments in respect of the Participation Interest pursuant to the Participation Agreement as of the Effective Date.

(d)    The parties hereto further acknowledge and agree that Assignee shall benefit from Participant’s rights under the Participation Agreement and be entitled to enforce the Participation Agreement as if it were a party thereto.

Section 2.    Payment.    As consideration for receipt of the Assigned Interests, Assignee does hereby issue and convey to Participant the Consideration, delivery of which is acknowledged by Participant.

Section 3.    No Recourse.    Except as otherwise provided herein, the assignment of the Assigned Interests is without recourse to Participant. Participant makes no warranties with respect to the value, quality, or collectability of the Participation Interest or the Loans (as defined in the Participation Agreement) underlying such Participation Interest. In the event any of the Loans are in default or subsequently default and are not collected or incur costs, Assignee shall bear all losses attributable to Participant under the Participation Agreement.

Section 4.    Representations of Participant.    Participant hereby represents and warrants to Assignee as follows:

(i)	Participant is a corporation duly organized, validly existing and in good standing under the laws of the State of California;

(ii)
Participant has the power and authority, and has taken all necessary and proper corporate action to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby;

(iii)
this Agreement has been duly authorized, executed and delivered by Participant and, assuming the due authorization, execution and delivery of this Agreement by Assignee, constitutes the valid and binding obligation of Participant enforceable against it in accordance with its terms, except as limited by laws affecting the enforcement of creditor’s rights or equitable principles generally;

(iv)
Participant is the owner of the Participation Interest and has requisite power and authority to contribute, assign, and transfer all its rights and interests in the Participation Interest and the Participation Agreement;

(v)
the execution, performance and delivery of this Agreement does not conflict with, or result in a breach of or default under, Participant’s articles of incorporation or by-laws, any agreement or instrument to which Participant is a party, or any federal, state or local law, regulation, ruling or interpretation to which Participant is subject;

(vi)	the Participation Interest is conveyed to Assignee free and clear of all liens, claims, or encumbrances but subject to the Participation Agreement;

(vii)
except as would not have material adverse effect on the Participation Interest taken as a whole, Participant does not believe, nor does it have any reason to believe, that any of the Loans underlying the Participation Interest are in default as of the Effective Date.

Section 5.    Representations of Assignee.    Assignee hereby represents and warrants to Participant as follows:

(i)	Assignee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(ii)
Assignee has the power and authority, and has taken all necessary and proper corporate action to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby;

(iii)
this Agreement has been duly authorized, executed and delivered by Assignee and, assuming the due authorization, execution and delivery of this Agreement by Participant, constitutes the valid and binding obligation of Assignee enforceable against it in accordance with its terms, except as limited by laws affecting the enforcement of creditor’s rights or equitable principles generally;

(iv)
the execution, performance and delivery of this Agreement does not conflict with, or result in a breach of or default under, Assignee’s certificate of incorporation, any other agreement or instrument to which

Assignee is a party, or any federal, state or local law, regulation, ruling or interpretation to which Assignee is subject; and

(v)
each share of (1) the Series A Preferred Stock, (2) the Series B Preferred Stock, and (3) the Series C Preferred Stock issued to Participant hereunder is duly authorized, duly issued, fully paid and non-assessable and upon execution hereof will be owned by Participant free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim.

Section 6.    Additional Covenants.

(a)    Assignee will pay, or if paid by Participant, will reimburse Participant for any taxes, document fees, or filing fees due or incurred with respect to the transactions contemplated hereby, including, but not limited to, taxes on revenue, proceeds or income that are proceeds of such transactions or the Participation Interest.

(b)    If through inadvertence or otherwise, Participant receives funds to which Assignee is entitled under the Participation Agreement, Participant shall hold such funds in trust for Assignee and shall as soon as practical pay such funds to Assignee.

Section 7.    Indemnification and Reimbursement.

(a)    Assignee agrees to indemnify Participant for and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature, including reasonable fees and disbursements of counsel, arbitration fees and arbitrator fees (collectively, the “Losses”), which may be imposed on, incurred by, or asserted against Participant in any way relating to or arising out of the Assigned Interests; provided, however, that this indemnity shall not apply in case of any Losses caused by Participant’s failure to observe and perform any or all of its duties, obligations, covenants, warranties or representations contained in this Agreement or by Participant’s gross negligence or willful misconduct.

(b)    In the event that Participant is sued or threatened by suit by any receiver or trustee in bankruptcy or by any borrower as a debtor-in-possession on account of any alleged preference, voidable transfer or fraudulent conveyance alleged to have been received under any of the Loans underlying the Participation Interest, or if any claim, suit or action shall be asserted against Participant relating to such Loans, any money paid by Participant in satisfaction or compromise of such suit, action or demand, any money required to be returned by Participant to such borrower or its estate and any costs or fees associated therewith shall be reimbursed to Participant by Assignee.

Section 8.    Miscellaneous Provisions.

(a)    Assignee may assign the Assigned Interests, or any portion thereof, only with the prior written consent of Participant.

(b)    Nothing contained herein confers on Assignee or Participant any interest in or subjects Assignee or Participant to any liability on account of the assets or liabilities of the other, except for Assignee’s interest in the Assigned Interests.

(c)    This Agreement and its enforcement shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina, without regard to the conflicts of laws principles thereof.

(d)    This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

(e)    This Agreement may be executed in two or more counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

(f)    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except as such assignments are prohibited herein.

(g)    The parties hereto agree to execute any additional documents, obtain permissions, meet any requirements or perform any other acts necessary to assure the intent of this Agreement is fully performed.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WACHOVIA PREFERRED FUNDING HOLDING CORP.

By:	/S/ THOMAS J. WURTZ
Name: Thomas J. Wurtz
Title: Senior Vice President

WACHOVIA PREFERRED FUNDING CORP.

By:	/S/ THOMAS J. WURTZ
Name: Thomas J. Wurtz
Title: Senior Vice President